Exhibit 99.1

DAVID O'REILLY NAMED PRESIDENT OF THE HOWARD HUGHES CORPORATION®

Expanded Leadership Role For CFO

THE WOODLANDS®, Texas, June 25, 2020 — The Howard Hughes Corporation® (NYSE: HHC) today announced that Chief Financial Officer David O'Reilly has been appointed President of the Company. Mr. O'Reilly will also continue to serve as the company’s CFO, a position he has held since joining the company in 2016. As President, he will take an expanded role in the leadership of the publicly traded, award-winning real estate development company.

"I am pleased that David will be assuming the role of President of our company as we continue to unlock value in our portfolio and pursue opportunities for long-term growth," said Paul H. Layne, Chief Executive Officer of The Howard Hughes Corporation. "David has provided tremendous leadership to our company over the past years as our CFO and has been instrumental in positioning us well for the future. David's expertise and insights into the complexities of our business, our industries, and the financial realm are an invaluable resource for our company."

The Howard Hughes Corporation owns and operates the country's leading portfolio of master planned communities, including The Woodlands®, The Woodlands Hills®, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; Ward Village® in Honolulu, Hawai’i; and Columbia, Maryland.

“I look forward to continuing the success that we have had in focusing our resources into our core portfolio of master planned communities and positioning our company to meet the changing demands of the market,” said O’Reilly. "I would like to thank Paul and our entire Board for providing this opportunity. I'm eager to continue to collaborate with the entire HHC team as we remain committed to delivering outsized, risk-adjusted returns to our investors while we work to ensure the long-term success of our business and our communities."

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned cities and communities, as well as operating properties and development opportunities including: the Seaport District in New York; Columbia, Maryland; The Woodlands®, The Woodlands Hills®, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; and Ward Village® in Honolulu, Hawai’i. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative place making, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC.

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Contacts

The Howard Hughes Corporation

Cristina Carlson, 646-822-6910
VP, Corporate Communications and Public Relations
cristina.carlson@howardhughes.com

For HHC Investor Relations
David Striph, 972-232-2672

Executive  Vice President, Investor Relations

david.striph@howardhughes.com